Exhibit 10.1

[Insert Dealer Letterhead]

DATE:	August [2][3], 2016

TO:	DISH Network Corporation
9601 South Meridian Boulevard
Englewood, CO 80112
ATTENTION:	[ ]
TELEPHONE:	[ ]
FACSIMILE:	[ ]

FROM:	[Dealer]

SUBJECT:	[Base][Additional] Note Hedge Transaction

The purpose of this agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between [Dealer] (“Dealer”) and DISH Network Corporation (“Counterparty”) on the Trade Date specified below (the “Transaction”).  This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.  This Confirmation constitutes the entire agreement and understanding of the parties with respect to the subject matter and terms of the Transaction and supersedes all prior or contemporaneous written and oral communications with respect thereto.

[Insert Dealer agency statement, if applicable][Insert Statement that Dealer is not a member of the Securities Investor Protection Corporation, if applicable]

The definitions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and the terms of this Confirmation, the terms of this Confirmation shall govern, and in the event of any inconsistency between either the Equity Definitions or this Confirmation and the Agreement (as defined below), the Equity Definitions or this Confirmation, as the case may be, shall govern.  For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions.  For the purposes of the Equity Definitions, each reference herein to a Note Hedging Unit shall be deemed to be a reference to a Call or an Option, as the context requires.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Counterparty had executed an agreement in such form (without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine), (ii) the election of USD as the Termination Currency and (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer, with a “Threshold Amount” of 3% of the shareholders’ equity of [Dealer][Dealer’s ultimate parent] (provided that (a) the phrase “, or becoming capable at such time of being declared,” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, (b) “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement[, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business] and (c) the following language shall be added to the end of Section 5(a)(vi) of the Agreement: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature, (y) funds were available to enable the relevant party to make the payment when due and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”).  The Transaction shall be the only transaction under the Agreement.

The Transaction shall be considered a Share Option Transaction for purposes of the Equity Definitions, and shall have the following terms:

General:

Trade Date:	August [2][3], 2016.

Effective Date:	The closing date for the initial issuance of the Convertible Notes.

Transaction Style:	Modified American, as described below under “Procedure for Exercise”.

Transaction Type:	Note Hedging Units.

Seller:	Dealer.

Buyer:	Counterparty.

Shares:	The Class A common stock, par value USD 0.01 per share, of Counterparty.

Convertible Notes:

3.375% Convertible Notes of Counterparty due August 15, 2026, offered pursuant to an Offering Memorandum to be dated as of August 2, 2016 and issued pursuant to the indenture to be dated August 8, 2016, by and between Counterparty and U.S. Bank National Association, as trustee (the “Indenture”), excluding any such notes beneficially owned by Counterparty or its subsidiaries. References herein to the Indenture refer to the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered upon execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties. Subject to the foregoing, references herein to the Indenture shall be to the Indenture as executed, without giving effect to any amendment, supplement or modification thereto other than, subject to the provision set forth under “Settlement Amount” below relating to Counterparty Determinations, a Merger Supplemental Indenture (as defined below). If any amendment or supplement is made to the Indenture following execution thereof (other than pursuant to a Merger Supplemental Indenture) (x) the Calculation Agent shall determine the relevant Settlement Amount and Settlement Date for any Note Hedging Unit exercised thereafter in accordance with this Confirmation by referring to the relevant provisions of the Indenture without giving effect to such amendment or supplement, and (y) such supplement or amendment shall be disregarded for all other purposes hereunder. Terms in quotation marks that are not otherwise defined in this Confirmation shall have the meanings set forth in the Indenture, unless the context requires otherwise.

Number of Note Hedging Units:	[ ](1), as reduced by any Note Hedging Units exercised hereunder.

Applicable Percentage:	[ ]%

Note Hedging Unit Entitlement:	15.3429.

Strike Price:	USD1,000 divided by the Note Hedging Unit Entitlement (which equals approximately USD 65.18).

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	The Effective Date.

Exchange:	The NASDAQ Global Select Market.

Related Exchanges:	All Exchanges.

Calculation Agent:

Dealer; provided that, following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, Counterparty shall have the right to designate a nationally recognized independent equity derivatives dealer to replace Dealer as the Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent.

Following any adjustment, determination or calculation by the Calculation Agent or Determining Party hereunder, upon a written request by Counterparty (which may be by email), the Calculation Agent or Determining Party, as the case may be, will promptly (but in any event within three Scheduled Trading Days) provide to Counterparty by email to the email address provided by Counterparty in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such adjustment, determination or calculation (including any assumptions used in making such adjustment, determination or calculation), it being understood that in no event will Dealer be obligated to share with Counterparty any proprietary or confidential data or information or any proprietary or confidential models used by it in making such adjustment, determination or calculation.

Procedure for Exercise:

Potential Exercise Dates:	Each Conversion Date.

(1) To be: the aggregate principal amount of Convertible Notes issued on the original closing date (in the case of the Base Note Hedge Confirmation) or upon exercise of the option to purchase additional Convertible Notes (in the case of the Additional Note Hedge Confirmation), divided by USD 1,000

Conversion Date:	Each “Conversion Date.”

Required Exercise on Conversion Dates:

On each Conversion Date, a number of Note Hedging Units equal to [(i)] the number of Convertible Notes in denominations of USD1,000 principal amount submitted for conversion in respect of such Conversion Date in accordance with the terms of the Indenture [minus (ii) the number of Note Hedging Units that are or are deemed to be automatically exercised on such Conversion Date under the Base Note Hedge Transaction Confirmation dated August 2, 2016 between Dealer and Counterparty (the “Base Note Hedge Confirmation”),](2) shall be exercised automatically, subject to “Notice of Exercise” below; provided that in no event will the number of Note Hedging Units exercised or deemed exercised hereunder exceed the Number of Note Hedging Units. For the avoidance of doubt, if the immediately preceding sentence would result in the exercise of a fraction of a Note Hedging Unit on any day, the number of Shares and/or amount of cash deliverable in respect of such portion of a Note Hedging Unit shall be equal to the product of such fraction and the Settlement Amount applicable to a full Note Hedging Unit exercised on such day.

Expiration Date:	August 15, 2026.

Multiple Exercise:	Applicable, as provided under “Required Exercise on Conversion Dates”.

Automatic Exercise:	As provided under “Required Exercise on Conversion Dates”.

Notice of Exercise:

Notwithstanding anything to the contrary herein or in the Equity Definitions, in order to exercise any Note Hedging Units, Counterparty (or the Trustee under the Indenture or any other agent authorized by Counterparty; provided that (i) Dealer shall only accept notices from the Trustee or such agent if Counterparty has notified Dealer in writing of such person’s authority to act on behalf of Counterparty and (ii) subject to clause (i), Dealer may rely on notices received from the Trustee or such agents without independent verification of the information in such notices) must (x) notify Dealer in writing (which, for the avoidance of doubt, may be by email) and (y) confirm receipt by telephone at the telephone number included in Dealer’s contact information set forth in this Confirmation (or such other telephone number as provided by Dealer to Counterparty), in each case, prior to 5:00 PM, New York City time, on or before the “Scheduled Trading Day” immediately preceding the first day of the “Observation Period” relating to the Convertible Notes converted on the Conversion Date relating to the relevant Exercise Date (or, if “Physical Settlement” is applicable or “Combination Settlement” is applicable and the applicable “Specified Dollar Amount” is less than USD 1,000, the day that is two “Scheduled Trading Days” prior to the Extended Observation Period) (the “Notice

(2) Insert for Additional Note Hedge Confirmation only.

Deadline”) of:

(i) the number of Note Hedging Units being exercised on such Exercise Date,

(ii) if applicable, the scheduled commencement date of the “Observation Period” and the scheduled settlement date under the Indenture for the Convertible Notes converted on the Conversion Date corresponding to such Exercise Date, and

(iii) the “Settlement Method” elected or deemed elected with the applicable “Specified Dollar Amount” in the case of “Combination Settlement”; provided that if Counterparty fails to timely provide the notice described in this clause (iii) or does not, in such notice, make the representation set forth under “No Material Non-Public Information” as of the date Counterparty delivers such notice, the “Settlement Method” shall be deemed to be “Combination Settlement” and the “Specified Dollar Amount” shall be deemed to be USD 1,000 for purposes of calculating the Settlement Amount (as defined below) and, in the case of any such actual or deemed election, Counterparty agrees that it will settle the relevant Convertible Notes using the “Settlement Method” and, in the case of “Combination Settlement,” the “Specified Dollar Amount” that are applicable hereunder; provided, further, that, notwithstanding the foregoing, a Notice of Exercise shall be effective if given after the applicable Notice Deadline specified above but prior to 5:00 P.M., New York City time, on the fifth Exchange Business Day following such Notice Deadline, in which event the Calculation Agent shall have the right to adjust Dealer’s payment and/or delivery obligation hereunder, with respect to such exercise of Note Hedging Units, as appropriate to reflect the additional actual out-of-pocket costs (including, but not limited to, losses actually incurred as a result of hedging mismatches and actual market losses) and reasonable and documented out-of-pocket expenses actually incurred by Dealer or any of its affiliates in connection with its hedging activities (including the unwinding of any Hedge Position) as a result of it not having received such notice prior to such Notice Deadline (it being understood that the adjusted payment and/or delivery obligation described in the preceding proviso can never be less than zero and can never require any payment or delivery by Counterparty).

Notwithstanding the foregoing, in respect of Convertible Notes with a Conversion Date during the period beginning on, and including March 15, 2026 and ending at the close of business on the second “Scheduled Trading Day” immediately preceding the “Maturity Date”:

(x) the Notice Deadline in respect of the information set forth in clause (i) above shall be 5:00 PM, New York City time, on the “Scheduled Trading Day” immediately preceding the “Maturity Date,”

(y) the Notice of Exercise need not include the information set forth in clause (ii) above, and

(z) the Notice Deadline in respect of the information set forth in clause (iii) above shall be 5:00 PM, New York City time, on March 15, 2026.

For the avoidance of doubt, if Counterparty fails to give a Notice of Exercise when due in respect of any exercise of Note Hedging Units hereunder as set forth above, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure.

Settlement Terms:

Settlement:

In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of any validly exercised Note Hedging Unit, Dealer shall deliver to Counterparty, on the related Settlement Date, the Settlement Amount.

For the avoidance of doubt, to the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions shall be applicable to any such delivery of Shares, except that all references in such provisions to “Physical Settlement” and “Physically-settled” shall be read as references to “Share Settlement” and “Share Settled”; and provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws. “Share Settlement” means settlement of a Note Hedging Unit pursuant to clause (a) or (b) under “Settlement Amount” below, and “Share Settled” has a meaning correlative thereto.

Settlement Amount:

The Applicable Percentage of the aggregate of the number of Shares and/or amount of cash in USD for each Convertible Note in principal amount of USD 1,000 converted on such Conversion Date, with such Applicable Percentage of the aggregate of the number of Shares and/or amount of cash determined as follows:

(a)                                 if (x) “Combination Settlement” is applicable and the applicable “Specified Dollar Amount” is less than USD 1,000 or (y) “Physical Settlement” is applicable, a number of shares equal to the sum, for each of the 90 consecutive “VWAP Trading Days” commencing on the earlier of the third “Scheduled Trading Day” immediately following such Conversion Date and the 95th “Scheduled Trading Day” prior to the “Maturity Date” (such period, the “Extended Observation Period”), of the product of (x) the Applicable Percentage and (y) (A) the excess, if any, of (X) 1/90th of the product of the “Conversion Rate” on such “VWAP Trading Day” and the “Daily

VWAP” (determined by the Calculation Agent in accordance with the Indenture) on such “VWAP Trading Day” over (Y) USD 1,000 divided by 90, divided by (B) such “Daily VWAP”;

(b)                                 if “Combination Settlement” is applicable and the applicable “Specified Dollar Amount” is greater than or equal to USD 1,000,

(1) a number of shares equal to the sum, for each “VWAP Trading Day” during the related “Observation Period,” of the greater of (i) a number of Shares equal to the product of (x) the Applicable Percentage and (y) (A) the excess, if any, of the “Daily Conversion Value” on such “VWAP Trading Day” over the “Daily Measurement Value” on such “VWAP Trading Day”, divided by (B) the “Daily VWAP” for such “VWAP Trading Day” and (ii) zero, and

(2) an amount of cash equal to the sum, for each “VWAP Trading Day” during the related “Observation Period”, of the product of (x) the Applicable Percentage and (y) the excess, if any, of (i) the lesser of the “Daily Conversion Value” on such “VWAP Trading Day” and the “Daily Measurement Value” on such “VWAP Trading Day,” over (ii) USD 1,000 divided by 45; or

(c)                                  if “Cash Settlement” is applicable, an amount of cash equal to the sum, for each “VWAP Trading Day” during the related “Observation Period”, of the product of (x) the Applicable Percentage and (y) the excess, if any, of (i) the “Daily Conversion Value” on such “VWAP Trading Day” over (ii) USD 1,000 divided by 45;

Following the occurrence of any Merger Event in which the holders of Shares receive only cash, the Settlement Amount in respect of any Note Hedging Unit exercised thereafter shall consist of the Applicable Percentage of an amount of cash equal to the excess, if any, of (i) the product of the “Conversion Rate” (determined without giving effect to any Fundamental Change Adjustment or any Discretionary Adjustment as defined below) and the amount of cash received by a holder of one Share in such Merger Event over (ii) USD 1,000, in lieu of any Settlement Amount determined above, which Settlement Amount shall be payable on the tenth “Business Day” following the applicable Exercise Date.

Dealer will deliver cash in lieu of any fractional Shares based on (i) the “Daily VWAP” on the last “VWAP Trading Day” of the applicable “Observation Period” or the last “VWAP Trading Day” of the applicable Extended Observation Period, as the case may be and (ii) the aggregate number of Note Hedging Units exercised on any Exercise Date.

In addition, and notwithstanding anything to the contrary herein:

(i) the Settlement Amount shall be determined by the Calculation Agent excluding any increase to the “Conversion Rate” pursuant to Section 14.03 of the Indenture (a “Fundamental Change Adjustment”) or any voluntary adjustment to the “Conversion Rate” pursuant to Section 14.04(h) of the Indenture (a “Discretionary Adjustment”); and

(ii) if Counterparty or its board of directors is permitted or required to exercise discretion under the terms of the Indenture with respect to any determination, calculation or adjustment (including, without limitation, any adjustment under Section 14.05 of the Indenture, any adjustment to the terms of the Convertible Notes following a Merger Event pursuant to Section 14.07 of the Indenture or any determination of the fair market value of distributed property, the volume weighted average price of Shares or the value of a “Unit of Reference Property”) (any such determination, calculation or adjustment, a “Counterparty Determination”), Counterparty shall consult with Dealer with respect thereto and, if the Calculation Agent acting in good faith and in a commercially reasonable manner disagrees with any such determination, calculation or adjustment that is the basis of any adjustment hereunder and that involves an exercise of discretion by Counterparty or its board of directors, notwithstanding anything herein to the contrary, the Calculation Agent shall make such determination, calculation or adjustment for purposes of the Transaction in good faith and in a commercially reasonable manner.

Notwithstanding anything to the contrary in clause (a) immediately above (and without limiting amounts payable or deliverable pursuant to clauses (b) and (c) immediately above), in no event shall the sum of (x) the product of the number of Shares delivered in respect of a Note Hedging Unit and the Applicable Limit Price on the Settlement Date for such Note Hedging Unit and (y) the amount of cash paid in respect of any Note Hedging Unit (including any cash in lieu of any fractional Share), exceed the Applicable Limit for such Note Hedging Unit.

Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the “Relevant Stock Exchange” to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any “Scheduled Trading Day” for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the “Relevant Stock Exchange” or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Applicable Limit:	For any exercised Note Hedging Unit, an amount in USD equal to the product of the Applicable Percentage and the excess of (i) the sum of

(A) the amount of cash, if any, paid to the holder of USD 1,000 principal amount of Convertible Notes converted on the related Conversion Date and (B) the product of (x) the number of Shares, if any, delivered to the holder of USD 1,000 principal amount of Convertible Notes converted on the related Conversion Date and (y) the Applicable Limit Price on the applicable Settlement Date over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price of one Share as displayed under the heading “Op” on Bloomberg page “DISH <equity>“ (or any successor thereto).

Notice of Delivery Obligation:

No later than the “Scheduled Trading Day” immediately following the last day of the relevant “Observation Period,” Counterparty shall give Dealer notice of the final number of Shares and/or the amount of cash that Counterparty is required to deliver to holders of the relevant Convertible Notes (the “Convertible Obligation”) (it being understood that (i) Counterparty may provide a single such notice of the aggregate Convertible Obligation for all Convertible Notes converted on or after March 15, 2026 and (ii) for the avoidance of doubt, the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to “Notice of Exercise,” as set forth above, in any way).

Settlement Date:

In respect of an Exercise Date, (i) the settlement date for the Shares or cash to be delivered under the Convertible Notes converted on the corresponding Conversion Date under the terms of the Indenture or (ii) if clause (a) under “Settlement Amount” above applies to such Exercise Date, the date that falls one Settlement Cycle following the end of the applicable Extended Observation Period.

Settlement Currency:	USD.

Restricted Certificated Shares:

Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares in certificated form representing the Share portion of the Settlement Amount to Counterparty in lieu of delivery through the Clearance System.

Share Adjustments:

Potential Adjustment Events:

Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means any occurrence of any event or condition, as set forth in Sections 14.04(a), (b), (c), (d) or (e), or 14.05 of the Indenture, that would result in an adjustment under the Indenture to the “Conversion Rate” or any other term of the Convertible Notes; provided that in no event shall there be any adjustment hereunder as a result of a Fundamental Change Adjustment or a Discretionary Adjustment.

For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder , and no adjustment shall be made to the terms of the Transaction, on account of (i) any distribution of cash, property or securities by Counterparty to holders of the Convertible Notes (upon conversion or otherwise) or (ii) any other transaction in which holders of the Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the fourth sentence of Section 14.04(c) of the Indenture or the fourth sentence of Section 14.04(d) of the Indenture).

Method of Adjustment:

Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event (excluding, for the avoidance of doubt, any Fundamental Change Adjustment or Discretionary Adjustment), the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the Strike Price, the Note Hedging Unit Entitlement, the composition of the Shares and any other variable relevant to the exercise, settlement, payment or other terms of the Transaction (other than the Number of Note Hedging Units) (subject to the provisions set forth under “Settlement Amount” above in respect of any Counterparty Determination); provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during an Observation Period or Extended Observation Period but no adjustment was made to any Convertible Note under the Indenture because the relevant “Holder” (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related “Conversion Date,” then the Calculation Agent acting in good faith and in a commercially reasonable manner shall make an adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event. In addition, if any Potential Adjustment Event, or the effective date, “Expiration Date” or “Ex-Dividend Date” for such an event, occurs during an Extended Observation Period, the Calculation Agent may make such further adjustments as it determines appropriate to the Settlement Amount for the relevant Note Hedging Units (subject to the provisions above relating to the Applicable Limit).

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any “Share Exchange Event” as set forth in Section 14.07 of the Indenture.

Notice of Merger Consideration:

In respect of any Merger Event, Counterparty shall notify the Calculation Agent of (i) if applicable, the weighted average of the kind and amounts of consideration to be received by the holders of Shares in any Merger Event who affirmatively make such an election and (ii) the details of the adjustments made under the Indenture in respect of such Merger Event, in each case, immediately upon determination thereof

(and in any event prior to the effective date of the Merger Event), and Counterparty shall deliver to Dealer a copy of the supplemental indenture effecting such adjustments (a “Merger Supplemental Indenture”) as reasonably as practicable following execution thereof.

Consequences of Merger Events:

Notwithstanding Section 12.2 of the Equity Definitions, upon the occurrence of a Merger Event, the Calculation Agent shall make the corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, the Strike Price, the Note Hedging Unit Entitlement, the Settlement Date and any other variable relevant to the exercise, settlement or payment or other terms of the Transaction (other than the Number of Note Hedging Units) to the extent an analogous adjustment is required to be made pursuant to the Indenture in connection with such Merger Event (subject to the provisions set forth under “Settlement Amount” above in respect of any Counterparty Determination); provided that such adjustment shall be made without regard to any Fundamental Change Adjustment or any Discretionary Adjustment; and provided further that the Calculation Agent may limit or alter any such adjustment referenced in this paragraph to preserve the intended economic benefits of the Transaction; and provided further that if, with respect to a Merger Event, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares (or depositary receipts with respect to shares) of an entity or person that is not a corporation organized under the laws of the United States, any State thereof or the District of Columbia or (ii) Counterparty following such Merger Event will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia or will not be either (x) the Issuer following such Merger Event or (y) a wholly-owned subsidiary of the Issuer following such Merger Event (which subsidiary shall be a corporation that is organized under the laws of the United States, any State thereof or the District of Columbia) whose obligations under the Transaction are fully and unconditionally guaranteed by such Issuer, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s sole election.

Nationalization, Insolvency and Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by inserting the parenthetical “(including, for the avoidance of doubt and without limitation, the effectiveness, adoption or promulgation of new regulations authorized or mandated by existing statute)” at the end of clause (A) thereof; (ii) by the replacement of the word “Shares” with “Hedge Positions” in clause (X) thereof; (iii) by adding the phrase “or announcement” immediately after the phrase “due to the promulgation” in the third line thereof and adding the phrase “formal or informal” before the word “interpretation” in the same line, (iv) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and (v) adding the words “provided that, in the case of clause (Y) hereof and any law, regulation or interpretation, the consequence of such law, regulation or interpretation is applied in the same manner by Dealer to all of its similarly situated counterparties and/or similar transactions” after the semi-colon in the last line thereof.

Failure to Deliver:	Not Applicable.

Insolvency Filing:	Applicable.

Hedging Disruption:

Applicable (except if such Hedging Disruption arises as a result of (1) a failure of a system within the control of Dealer or (2) the possession of material non-public information with respect to the issuer of the Shares by those persons engaged in Dealer’s hedging activities); provided that:

(i)                  Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following phrases at the end of such Section:

“; provided that any such inability that occurs solely due to the deterioration of the creditworthiness of the Hedging Party shall not be deemed a Hedging Disruption. For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above, and which constitute an integral element of the Hedging Party’s hedging activities with respect to any relevant Transaction, must be available on commercially reasonable pricing terms.”; and

(ii)               Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “if all of the Transaction is affected by such Hedging Disruption or, if less than all of the Transaction is affected by such Hedging Disruption, the portion of the Transaction so affected”.

Increased Cost of Hedging:	Not Applicable.

Hedging Party:

Dealer [or an affiliate of Dealer that is involved in the hedging of the Transaction] for all applicable Additional Disruption Events; provided that, when making any determination or calculation as “Hedging Party,” Dealer [or such affiliate] shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Hedging Party were the Calculation Agent.

Determining Party:

Dealer for all applicable Extraordinary Events; provided that, when making any determination or calculation as “Determining Party,” Dealer shall be bound by the same obligations relating to required acts of the Calculation Agent as set forth in Section 1.40 of the Equity Definitions and this Confirmation as if the Determining Party were the Calculation Agent.

Acknowledgements:

Non-Reliance:	Applicable.

Agreements and Acknowledgements
Regarding Hedging Activities:	Applicable.

Additional Acknowledgements:	Applicable.

Mutual Representations: Each of Dealer and Counterparty represents and warrants to, and agrees with, the other party that:

(i)                           Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(ii)                        Commodity Exchange Act. It is an “eligible contract participant” within the meaning of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in the CEA.

(iii)                     Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

(iv)                    (A) It is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) it is not relying on any communication (written or oral) of the other party or any of the other party’s affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from the other party or any of the other party’s affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction.

[(v)                   Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.]

Counterparty Representations: In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents, warrants, acknowledges and covenants that:

(i)                           Counterparty is not as of the Trade Date, and shall not be on the Effective Date (in each case after giving effect to the transactions contemplated to occur on such date pursuant hereto), “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)), and on each such date Counterparty would be able to purchase 60,987,900 Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization.

(ii)                        Counterparty shall immediately provide written notice to Dealer upon obtaining knowledge of the occurrence of an Event of Default with respect to Counterparty; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Dealer in connection with the Transaction until such information no longer constitutes material non-public information. In addition, Counterparty shall reasonably promptly provide written notice to Dealer of any adjustment that is made under the Indenture on account of any Potential Adjustment Event.

(iii)                     Counterparty understands, agrees and acknowledges that Dealer has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law.

(iv)                    Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act.

(v)                       Counterparty understands, agrees and acknowledges that no obligations of Dealer to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Dealer or any governmental agency.

(vi)                    Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements), or under any other accounting guidance.

(vii)                 Counterparty is not entering into the Transaction and will not make any election hereunder or under the Convertible Notes for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares), in either case in violation of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(viii)              Counterparty’s most recent Annual Report on Form 10-K, taken together with all reports and other documents subsequently filed by it with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents) do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ix)                    Counterparty has not violated, and shall not directly or indirectly violate, any applicable law (including, without limitation, the Securities Act and the Exchange Act) in connection with the Transaction.

(x)                       To the knowledge of Counterparty and assuming that none of Dealer or its affiliates owns or holds (however defined) any Shares other than in connection with the Transaction, no state or local (including non-U.S. jurisdictions) or non-U.S. federal law, rule, regulation or regulatory order applicable to the Shares or the Issuer would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates having the power to vote, owning or holding (however defined) Shares; provided that Counterparty makes no representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any of its affiliates solely as a result of it or any of such affiliates being a financial institution, investment advisor or broker-dealer.

(xi)                    Counterparty shall deliver to Dealer on the Effective Date an opinion (or opinions) of counsel, dated as of such date and reasonably acceptable to Dealer in form and substance, with respect to (i) valid existence of Counterparty, (ii) due authorization, execution and delivery of this Confirmation and (iii) no conflict of the Transaction with (w) applicable federal laws of the United States, (x) applicable laws of the State of New York and the State of Nevada, (y) any provision of its constitutional documents (including its articles of incorporation and by-laws) and (z) any material agreement filed as an exhibit to Counterparty’s most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K.

(xii)                 Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD50 million.

[(xiii)          Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.]

Miscellaneous:

No Set-Off. Neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it, whether arising under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff.

Qualified Financial Contracts. It is the intention of the parties that (a) the Transaction shall constitute a “qualified financial contract” within the meaning of 12 U.S.C. Section 1821(e)(8)(D)(i) and (b) a Non-defaulting

Party’s rights under Sections 5 and 6 of the Agreement constitute rights of the kind referred to in 12 U.S.C. Section 1821(e)(8)(A).

Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Dealer and Counterparty shall be transmitted exclusively through Agent.

Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date on which Dealer would be required to deliver Shares hereunder (a “Nominal Settlement Date”), elect to deliver such Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date, as follows: (i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related “Observation Period” or Extended Observation Period, as the case may be) or delivery times and how it will allocate the Shares it is required to deliver under “Settlement” above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

Additional Termination Events.

(a)                                 The occurrence of an “Event of Default” with respect to Counterparty under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture that results in the Convertible Notes being declared due and payable pursuant to the Indenture shall be an Additional Termination Event, with the Transaction as the sole Affected Transaction and Counterparty as the sole Affected Party and Dealer as the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(b)                                 Notwithstanding anything to the contrary in this Confirmation, the receipt of a Notice of Exercise by Dealer within the applicable time period therefor as to which the “Conversion Rate” is increased pursuant to a Fundamental Change Adjustment shall constitute an Additional Termination Event as provided in this clause (b) (a “Make-Whole Unwind”). Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following such Additional Termination Event (which Exchange Business Day shall in no event be earlier than the related settlement date for such Convertible Notes) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Note Hedging Units (the “Make-Whole Conversion Note Hedging Units”) equal to the lesser of (A) the number of such Note Hedging Units specified in such Notice of Exercise [minus the number of “Make-Whole Conversion Note Hedging Units” (as defined in the Base Note Hedge Confirmation), if any, that relate to such Convertible Notes](3) and (B) the Number of Note Hedging Units as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Note Hedging Units shall be reduced by the number of Make-Whole Conversion Note Hedging Units. Any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Note Hedging Units equal to the number of Make-Whole Conversion Note Hedging Units, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the Note Hedging Unit Entitlement that result from corresponding adjustments to the “Conversion Rate”

(3) Insert for Additional Note Hedge Confirmation only

pursuant to the Fundamental Change Adjustment); provided that the amount of cash deliverable in respect of such early termination by Dealer to Counterparty shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (I) (1) the number of Make-Whole Conversion Note Hedging Units, multiplied by (2) the “Conversion Rate” (after taking into account any applicable adjustments to the “Conversion Rate” pursuant to the Fundamental Change Adjustment), multiplied by (3) the Applicable Limit Price on the applicable Settlement Date determined by the Calculation Agent in good faith and in a commercially reasonable manner over (II) the aggregate principal amount of such Convertible Notes, as determined by the Calculation Agent in a commercially reasonable manner.

(c)                                  Promptly (but in any event within five Scheduled Trading Days) following any Repurchase Event (as defined below), Counterparty may notify Dealer of such Repurchase Event and the aggregate principal amount of Convertible Notes subject to such Repurchase Event (any such notice, a “Convertible Notes Repurchase Notice”); provided that any such Convertible Notes Repurchase Notice shall contain an acknowledgment by Counterparty of its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of such Repurchase Event and the delivery of such Convertible Notes Repurchase Notice. The receipt by Dealer from Counterparty of any Convertible Notes Repurchase Notice shall constitute an Additional Termination Event as provided herein. Upon receipt of any such Convertible Notes Repurchase Notice, Dealer shall designate an Exchange Business Day following receipt of such Convertible Notes Repurchase Notice (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for the relevant Repurchase Event) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Note Hedging Units (the “Repurchase Note Hedging Units”) equal to the lesser of (A) [(x)] the aggregate principal amount of such Convertible Notes specified in such Convertible Notes Repurchase Notice, divided by USD 1,000, [minus (y) the number of “Repurchase Note Hedging Units” (as defined in the Base Note Hedge Confirmation)](4) and (B) the Number of Note Hedging Units as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Note Hedging Units shall be reduced by the number of Repurchase Note Hedging Units. Any payment hereunder with respect to such termination (the “Repurchase Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Note Hedging Units equal to the number of Repurchase Note Hedging Units, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction. “Repurchase Event” means that (i) any Convertible Notes are repurchased (whether pursuant to Section 15.02 of the Indenture or otherwise) by Counterparty or any of its subsidiaries, (ii) any Convertible Notes are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (iii) any principal of any of the Convertible Notes is repaid prior to the final maturity date of the Convertible Notes (whether following acceleration of the Convertible Notes or otherwise), or (iv) any Convertible Notes are exchanged by or for the benefit of the Holders (as defined in the Indenture) thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that any conversion of Convertible Notes pursuant to the terms of the Indenture shall not constitute a Repurchase Event.

Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares (the “Hedge Shares”) acquired by Dealer or any of its affiliates (collectively for the purposes of this paragraph only, “Dealer”) for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into a customary agreement, in form and substance reasonably

(4) Insert for Additional Note Hedge Confirmation only

satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering of a substantially similar size, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities of companies of comparable size and line of business, (C) provide disclosure letters of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of companies similar to Counterparty, in form and substance reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements of companies similar to Counterparty, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable determination, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares then held by Dealer from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, reasonably requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page DISH <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, or is, in the Calculation Agent’s reasonable discretion, erroneous, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using, if practicable, a volume-weighted method). This paragraph shall survive the termination, expiration or early unwind of the Transaction.

Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction other than during Counterparty’s bankruptcy; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” or a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” a “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares, provide Dealer with a written notice of such repurchase (a “Repurchase Notice”) on such day if, following such repurchase, the Unit Equity Percentage as determined on such day is (a) equal to or greater than 4.5% and (b) greater by 0.5% or more than the Unit Equity Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater by 0.5% or more than the Unit Equity Percentage as of the date hereof). The “Unit Equity Percentage” as of any day is the fraction, expressed as a percentage, (i) the numerator of which is the sum of (A) the product of the Applicable Percentage, the number of Note Hedging Units and the Note Hedging Unit Entitlement and (B) the number of Shares underlying any other call option transaction between Dealer as seller and Counterparty as buyer, and (ii) the denominator of which is the number of Shares outstanding on such day. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, advisors, agents and controlling persons (each, a “Section 16 Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable expenses (including reasonable attorney’s fees), joint or several, to which a Section 16 Indemnified Person actually may become subject, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, upon written request, each of such Section 16 Indemnified Persons for any reasonable legal or other expenses incurred (and supported by invoices or other documentation setting forth in reasonable detail such expenses) in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any such suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Section 16 Indemnified Person, such Section 16 Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Section 16 Indemnified Person, shall retain counsel reasonably satisfactory to the Section 16 Indemnified Person to represent the Section 16 Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Counterparty shall be relieved from liability to the extent that any Section 16 Indemnified Person fails promptly to notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided that failure to notify Counterparty (x) shall not relieve Counterparty from any liability hereunder to the extent it is not prejudiced as a result thereof and (y) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of this indemnity agreement. Counterparty shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Section 16 Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not, without the prior written consent of the Section 16 Indemnified Person, effect any settlement of any such proceeding contemplated by this paragraph that is pending or threatened in respect of which any Section 16 Indemnified Person is a party and indemnity could have been sought hereunder by such Section 16 Indemnified Person, unless such settlement includes an unconditional release of such Section 16 Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Section 16 Indemnified Person. If the indemnification provided for in this paragraph is unavailable to a Section 16 Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty, in lieu of indemnifying such Section 16 Indemnified Person thereunder, shall contribute to the amount paid or payable by such Section 16 Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Section 16 Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events. If Dealer owes Counterparty any amount in connection with the Transaction pursuant to Sections 12.2, 12.3 (and “Consequences of Merger Events” above), 12.6, 12.7 or 12.9 of the Equity Definitions (except in the case of an Extraordinary Event (x) that is within Counterparty’s control or (y) as a result of which the Shares have changed into cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default or a Termination Event that resulted from an event or events outside Counterparty’s control) (a “Dealer Payment Obligation”), Dealer shall satisfy any such Dealer Payment Obligation by delivery of Termination Delivery Units (as defined below), unless Counterparty (A) gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Early Termination Date or other date the Transaction is terminated, as applicable (“Notice of Cash Termination”) and (B) remakes the representation set forth under “No Material Non-Public Information” below on the date of such notice; provided that Dealer shall have the right, in its sole discretion and notwithstanding a Notice of Cash Termination, to elect to satisfy its Dealer Payment Obligation by delivery of Termination Delivery Units. If Dealer shall deliver Termination Delivery Units as set forth herein, within a commercially reasonable period of time following the determination by Dealer of the number of Termination Delivery Units, Dealer shall deliver to Counterparty a number of Termination Delivery Units having a cash value equal to the amount of such Dealer Payment Obligation (as determined by the Calculation Agent in good faith and in a commercially reasonable manner), and the provisions of Sections 9.8, 9.9, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units”. In addition, notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver securities comprising Termination Delivery Units in certificated form to Counterparty in lieu of delivery through the Clearance System.

“Termination Delivery Unit” means one Share or, if the Shares have changed into cash or any other property or the right to receive cash or any other property as the result of an Insolvency, Nationalization or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as determined by the Calculation Agent. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, the Calculation Agent shall determine the composition of such consideration in its commercially reasonable discretion.

Regulation M. Counterparty is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Sections 101(b)(10) and 102(b)(7) of Regulation M under the Exchange Act. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

No Material Non-Public Information. Counterparty represents and warrants to Dealer that as of the date hereof it is not aware of any material nonpublic information concerning itself, the Shares or option contracts related to the Shares.

Right to Extend. Dealer may postpone any potential Exercise Date or Settlement Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Note Hedging Units (in which event the Calculation Agent shall make appropriate adjustments to the Settlement Amount for such Note Hedging Units), if Dealer determines, in its commercially reasonable judgment and, in respect of clause (ii) below, based on the advice of counsel, that (a) a Regulatory Disruption has occurred or (b) such extension is reasonably necessary to (i) preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to Dealer’s commercially reasonable expectations on the Trade Date) or (ii) enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were the Issuer or an affiliated purchaser of the Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures adopted in good faith by Dealer (so long as such policies and procedures are applied generally to counterparties similar to Counterparty and transactions similar to the Transaction). “Regulatory Disruption” shall mean any event that Dealer determines, based on the advice of counsel, makes it advisable with regard to any legal, regulatory or self-

regulatory requirements or related policies and procedures adopted in good faith by Dealer (whether or not such policies or procedures are imposed by law or have been voluntarily adopted by Dealer), for Dealer to refrain from or decrease any market activity in connection with the Transaction (so long as such policies and procedures are applied generally to counterparties similar to Counterparty and transactions similar to the Transaction).

Transfer or Assignment. Counterparty may transfer any of its rights or obligations under the Transaction without the prior written consent of Dealer; provided that the following conditions are satisfied: (i) the receipt by Dealer of opinions and documentation reasonably satisfactory to Dealer in connection with such transfer (including, without limitation, any account opening documentation and any documentation with respect to “know your customer” and related requirements), (ii) such transfer being effected on terms reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to Dealer, (iii) the transferee being a United States person (as defined in the Internal Revenue Code of 1986, as amended), (iv) that, in Dealer’s reasonable determination, Dealer will not be required, as a result of such transfer, to pay the transferee an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Dealer would have been required to pay to Counterparty in the absence of such transfer, (v) that, in Dealer’s reasonable determination, no Event of Default, Potential Event of Default or Termination Event will occur as a result of such transfer and (vi) that Counterparty will continue to be obligated to provide notices hereunder relating to the Convertible Notes and will continue to be obligated under the provisions set forth under “Disposition of Hedge Shares” and “Repurchase Notices” herein. In addition, Dealer may transfer or assign all or a portion of its Note Hedging Units hereunder at any time (x) without the consent of Counterparty, to any of its affiliates (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer (provided that, in connection with any assignment or transfer pursuant to clause (x) hereof, the guarantee of any guarantor of the relevant transferee’s obligations under the Transaction shall constitute a Credit Support Document under the Agreement), or (y) with Counterparty’s consent (such consent not to be unreasonably withheld or delayed), to any third-party financial institution that is a recognized dealer in the market for U.S. corporate equity derivatives and that has a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness of A+ or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A1 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed in good faith by Counterparty and Dealer; provided that, in the case of any transfer or assignment described in clause (x) or (y) above, (I) an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment and (II) (a) such transfer or assignment shall not result in a deemed exchange by Counterparty within the meaning of Section 1001 of the Internal Revenue Code of 1986, as amended, (b) Counterparty will not receive from the transferee or assignee on any payment date or delivery date an amount or a number of Shares, as applicable, lower than the amount or the number of Shares, as applicable, that Dealer would have been required to pay or deliver to Counterparty in the absence of such transfer or assignment, (c) Counterparty will not, as a result of such transfer or assignment, be required to pay the transferee or assignee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment, and (d) Dealer shall cause the transferee or assignee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that events described in clauses (II)(b) and (c) of this proviso will not occur upon or after such transfer or assignment.

If, as determined in Dealer’s sole discretion, (a) at any time (1) the Section 16 Equity Percentage exceeds 9% or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local (including non-U.S.) laws, rules, regulations or regulatory orders, or any organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership, or could be reasonably viewed as meeting any of the foregoing, in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (except for any filings of Form 13F, Form 13H, Schedule 13D or Schedule 13G under the Exchange Act, but including obtaining prior approval by a state, federal or non-U.S. regulator) of a Dealer Person, or is reasonably likely (as determined by the Calculation Agent) to result in an adverse effect on a Dealer Person, under Applicable Restrictions, as determined by Dealer in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), and (b) Dealer is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing and terms and within a time period reasonably acceptable to it of all or a portion of the Transaction pursuant to the preceding paragraph such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists following such partial termination.  In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Note Hedging Units equal to the Terminated Portion, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions set forth under the caption “Alternative Calculations and Dealer Payment on Early Termination and on Certain Extraordinary Events” shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence).  Dealer shall notify Counterparty of an Excess Ownership Position with respect to which it intends to seek a transfer or assignment promptly after becoming aware of such an Excess Ownership Position. The “Section 16 Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day (or to the extent that the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Shares outstanding on such day.

Designation by Dealer.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Counterparty to (and only to) the extent of any such performance.

[Insert Dealer agency provisions, if any].

Severability; Illegality.  Notwithstanding anything to the contrary in the Agreement, if compliance by either party with any provision of the Transaction would be unenforceable or illegal, (a) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (b) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

Waiver of Jury Trial.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE TRANSACTION.  EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTION, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND

CERTIFICATIONS PROVIDED HEREIN.

Wall Street Transparency and Accountability Act.  In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the “Daily VWAP”; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the “Daily VWAP”, each in a manner that may be adverse to Counterparty.

Early Unwind.  In the event the sale of the [“Firm Securities”](5)[“Option Securities”](6) (as defined in the Purchase Agreement dated as of [the Trade Date] [August 2, 2016] between Counterparty and Deutsche Bank Securities Inc.) is not consummated with the initial purchaser thereof for any reason by the close of business in New York on August 8, 2016 (or such later date as agreed upon by the parties) (August 8, 2016 or such later date as agreed upon being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (a) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (b) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.  Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default or Termination Event within Counterparty’s control) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer any amount under “Consequences of Merger Events” above (other than as a result of a Merger Event that resulted from an event or events within Counterparty’s control), such amount shall be deemed to be zero.

Tax Form Delivery.  For the purposes of Section 4(a)(i) and (ii) of the Agreement, (A) Counterparty agrees to deliver an executed United States Internal Revenue Service Form W-9 (or any successor thereto), (i) upon execution of the Confirmation; (ii) promptly upon reasonable demand by Dealer; and (iii) promptly upon learning that any such document previously provided by Counterparty has become obsolete or incorrect and (B) Dealer agrees to deliver to Counterparty a properly executed U.S. Internal Revenue Service Form [W-9][W-8ECI] (or any successor thereto), (i) upon execution of the Confirmation; (ii) promptly upon reasonable demand by Counterparty; and (iii) promptly upon learning that any such document previously provided by Dealer has

(5) Insert for Base Note Hedge Confirmation

(6) Insert for Additional Note Hedge Confirmation

become obsolete or incorrect.

Additional Tax Matters.

(i)              “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii)           “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any tax imposed under Section 871(m) of the Code or any regulations issued thereunder.

[2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol: The parties agree that the terms of the 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol published by ISDA on July 19, 2013 (“Protocol”) apply to the Agreement as if the parties had adhered to the Protocol without amendment.  In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “such party’s Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Protocol Covered Agreement” shall be deemed to be references to the Agreement (and each “Protocol Covered Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Confirmation.  For the purposes of this section:

(a)                                 Dealer is a Portfolio Data Sending Entity and Counterparty is a Portfolio Data Receiving Entity;

(b)                                 Dealer and Counterparty may use a Third Party Service Provider, and each of Dealer and Counterparty consents to such use including the communication of the relevant data in relation to Dealer and Counterparty to such Third Party Service Provider for the purposes of the reconciliation services provided by such entity;

(c)                                  The Local Business Days for such purposes in relation to Dealer are New York, and in relation to Counterparty are Colorado;

(d)                                 The following are the applicable email addresses:

Portfolio Data:               Dealer: [              ];

Counterparty: [            ];

Notice of discrepancy:                      Dealer: [            ];

Counterparty: [          ];

Dispute Notice:             Dealer: [          ];

Counterparty: [            ].

NFC Representation Protocol: The parties agree that the provisions set out in the Attachment to the ISDA 2013

EMIR NFC Representation Protocol published by ISDA on March 8, 2013 (the “NFC Representation Protocol”) shall apply to the Agreement as if each party were an Adhering Party under the terms of the NFC Representation Protocol.  In respect of the Attachment to the Protocol, (i) the definition of “Adherence Letter” shall be deemed to be deleted and references to “Adherence Letter” shall be deemed to be to this section (and references to “the relevant Adherence Letter” and “its Adherence Letter” shall be read accordingly), (ii) references to “adheres to the Protocol” shall be deemed to be “enters into the Agreement”, (iii) references to “Covered Master Agreement” shall be deemed to be references to the Agreement (and each “Covered Master Agreement” shall be read accordingly), and (iv) references to “Implementation Date” shall be deemed to be references to the date of this Confirmation.  Counterparty confirms that it enters into the Agreement as a party making the NFC Representation (as such term is defined in the NFC Representation Protocol).  Counterparty shall promptly notify Dealer of any change to its status as a party making the NFC Representation. ]

Governing Law; Jurisdiction:         THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

[Contractual Recognition of Bail-in

(a)                                                                 Each party acknowledges and accepts that liabilities arising under this agreement (other than Excluded Liabilities) may be subject to the exercise of the UK Bail-in Power by the relevant resolution authority and acknowledges and accepts to be bound by any Bail-in Action and the effects thereof (including any variation, modification and/or amendment to the terms of this agreement as may be necessary to give effect to any such Bail-in Action), which if the Bail-in Termination Amount is payable by Dealer to the Counterparty may include, without limitation:

a.              reduction, in full or in part, of the Bail-in Termination Amount; and/or

b.              conversion of all, or a portion of, the Bail-in Termination Amount into shares or other instruments of ownership, in which case the Counterparty acknowledges and accepts that any such shares or other instruments of ownership may be issued to or conferred upon it as a result of the Bail-in Action.

(b)                                                                 Each party acknowledges and accepts that this provision is exhaustive on the matters described herein to the exclusion of any other agreements, arrangements or understanding between the parties relating to the subject matter of this agreement and that no further notice shall be required between the parties pursuant to the agreement in to order to give effect to the matters described herein.

(c)                                                                  The acknowledgements and acceptances contained in paragraphs (a) and (b) above will not apply if:

a.              the relevant resolution authority determines that the liabilities arising under this agreement may be subject to the exercise of the UK Bail-in Power pursuant to the law of the third country governing such liabilities or a binding agreement concluded with such third country and in either case the UK Regulations have been amended to reflect such determination; and/or

b.              the UK Regulations have been repealed or amended in such a way as to remove the requirement for the acknowledgements and acceptances contained in paragraphs (a) and (b).

(d)                                                                 For purposes of this paragraph:

a.              “Bail-in Action” means the exercise of the UK Bail-in Power by the relevant resolution authority in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this agreement.

b.              “Bail-in Termination Amount” means the early termination amount or early termination amounts (howsoever described), together with any accrued but unpaid interest thereon, in respect of all transactions (or all transactions relating to one or more netting sets, as applicable) under this agreement (before, for the avoidance of doubt, any such amount is written down or converted by the relevant resolution authority).

c.               “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

d.            “Excluded Liabilities” means liabilities excluded from the scope of the contractual recognition of bail-in requirement pursuant to the UK Regulations.

e.             “SRM Regulation” means Regulation (EU) No 806/2014 of the European Parliament and of the Council of 15 July 2014 establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of a Single Resolution Mechanism and a Single Resolution Fund and amending Regulation (EU) No 1093/2010.

f.              “UK Bail-in Power” means any write-down or conversion power existing from time to time (including, without limitation, any power to amend or alter the maturity of eligible liabilities of an institution under resolution or amend the amount of interest payable under such eligible liabilities or the date on which interest becomes payable, including by suspending payment for a temporary period) under, and exercised in compliance with, any laws, regulations, rules or requirements (together, the “UK Regulations”) in effect in the United Kingdom relating to the transposition of the BRRD as amended from time to time, including but not limited to, the Banking Act 2009 as amended from time to time, and the instruments, rules and standards created thereunder, pursuant to which the obligations of a regulated entity (or other affiliate of a regulated entity) can be reduced (including to zero), cancelled or converted into shares, other securities, or other obligations of such regulated entity or any other person.

g.               A reference to a “regulated entity” is to any BRRD Undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority or to any person falling within IFPRU 11.6, of the FCA Handbook promulgated by the United Kingdom Financial Conduct Authority, both as amended from time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies.]

Contact information. For purposes of the Agreement (unless otherwise specified in the Agreement), the addresses for notice to the parties shall be:

(a) Counterparty

DISH Network Corporation
9601 South Meridian Boulevard
Englewood, CO 80112
Attention: General Counsel

Fax:  [              ]
Tel: [              ]

with a copy to:

[              ]
DISH Network Corporation
9601 South Meridian Boulevard
Englewood, CO 80112
Fax: [              ]
Tel: [              ]

(b) Dealer

[        ]

with a copy to:

[        ]

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning a copy to Dealer.

We are very pleased to have executed the Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

[DEALER]

By:
Name:
Title:

[Signature Page to [Base][Additional] Note Hedge Confirmation]

Counterparty hereby agrees to, accepts and confirms the terms of the foregoing as of the Trade Date.

DISH Network Corporation

By:
Name:
Title:

[Signature Page to [Base][Additional] Note Hedge Confirmation]

ANNEX A

The Premium for the Transaction is set forth below.

Premium:                                                                                           USD [   ]